5th January 2007

To Our Valued Customers,

We at Tripos Discovery Research (TDR) know that you, our customers, are the foundation of our existence. We also believe that you would wish to be kept informed of any changes or developments in our business, particularly in relation to Tripos' exploration of strategic alternatives. On Tuesday, January 3rd, we announced that Tripos, Inc. had entered into a definitive agreement to sell its Discovery Research (TDR) business to Provid Pharmaceuticals Inc., a privately owned New Jersey based drug discovery service company. This follows an announcement made on the 20th November that Tripos Inc. had agreed to sell its Discovery Informatics business to San Francisco-based Vector Capital.

What does this mean for you?

If concluded, the transfer of ownership from Tripos Discovery Research to Provid that was announced on January 3rd will result in the combined entity becoming a private company focused entirely on providing a range of value-adding, high quality drug discovery services and products to our existing and prospective customer base, which is drawn primarily from the pharmaceutical and biotechnology industries. The new company will retain all the proprietary capabilities it enjoyed as part of Tripos, and will continue to provide its complete range of products and services, in addition to those services already provided by Provid. The capabilities that the new company will retain from Tripos include:

•        all Tripos' current software (both proprietary and non-proprietary)

•        all our design and informatics capability

•        all of our current synthetic, analytical and purification capability

•        all of our screening capability

•        and very importantly, all of our current staff.

These capabilities will enable us to provide an identical service, in terms of both nature and quality that our customers have come to expect from TDR.

To be clear, Tripos is a public company, and plans to file a proxy statement with the Securities and Exchange Commission containing more detailed information regarding the sale of its businesses.  Following SEC review of the proxy statement, Tripos will schedule a special meeting of stockholders and distribute the proxy statement. It is expected that the special meeting will be held early in 2007.

Once the transaction is completed, the newly combined company, owned by Provid, will assume all existing contracts and obligations with customers and with collaborators that involve the Discovery Research side of the business. You will continue to receive the same high level of service and support.  The new company will retain all the scientists, managers and support staff of TDR that underpinned the success of the Discovery Research business and be complemented by the existing skills and experience of all the staff at Provid. In short, you will be able to take comfort in the expectation that the new company will be a stronger and even better partner for you.

What is Provid's Strategic Plan for this business?

The final strategic plan for the newly combined entity has yet to be finalized but a primary focus will be to remain a fully committed drug discovery service provider to you, our valued customers, operating out of its two existing facilities at Bude, UK and in New Jersey, USA. We shall provide you with more details of the plans for the business and how they may benefit your discovery efforts in the coming weeks and months either directly or through communication briefs such as this.

There will not be much more information available for you until after the transaction is completed but there is a list of Questions and Answers that we anticipated would be important for interested parties that we have filed with the Securities and Exchange Commission (SEC) on a Form 8-K.  We will send you another update once the transaction with Provid is completed with more information about Provid and our plans to help TDR better serve you.

If you have any questions, please do not hesitate to contact either John McAlister at +1 314 647 1099, or by email at johnmc@tripos.com, or myself at +44 1288 357444, or by email at mallen@tripos.com.  We at TDR value you as customers and look forward to working with you to build more effective discovery operations as we go forward.  Thank you for your support and interest.

With best regards,

Yours sincerely,

John P. McAlister,                                                        Mark Allen,

President and Chief Executive Officer,                           Senior Vice President and Managing Director

Tripos, Inc.                                                                   Tripos Discovery Research Ltd.

Additional Information About the Transactions

Tripos, Inc. will file with the Securities and Exchange Commission a proxy statement and other documents regarding the proposed asset sale and plan of liquidation referred to in this Current Report on Form 8-K.  Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information.  A definitive proxy statement will be sent to Tripos, Inc.'s stockholders seeking their approval of the transactions.  Investors may obtain a free copy of the proxy statement and other documents filed by Tripos, Inc. from the Commission at the Commission's website at www.sec.gov, or by directing a request to John Yingling, Vice President and Chief Financial Officer, Tripos, Inc., 1699 South Hanley Rd., St. Louis, Missouri 63144.

Participants in the Transactions

Tripos, Inc. and its directors and executive officers may be considered participants in the solicitation of proxies from Tripos, Inc.'s stockholders in connection with the proposed transactions.  Information about the directors and executive officers of Tripos, Inc. and their ownership of Tripos, Inc. stock is set forth in the proxy statement for Tripos, Inc.'s 2007 annual meeting of stockholders.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.